SCHUBER MITCHELL HOMES

Closing Information Sheet

Address: 10812 S. 274th E. Ave., Coweta, OK 74429
Development/Lot: Wynstone S02/1104
New Home Specialist: Will Metzger

Buyer Information

Name: **Arrived Fund Manager, LLC**

Buyer Status: Organization

Email: acquisitions@arrived.com **Cell:**

Lender Information

Company: See Notes
Loan Officer: **Cell:**
Email:
Loan Type No Financing

Closing Information

Proj Close Date:	11/21/2025	**Start Type:**	Quick Move In Home
Real Estate Firm:	Flynn Realty	**Agent:**	Susanne Flynn
Email Address:	[redacted]	**Cell:**	
Closing Costs Paid:	$	**Property Use:**	Retail Investor

Contract/Supporting Document Checklist

Notes: **Cash Purchase**

SCHUBER MITCHELL HOMES

New Home Purchase Agreement Concerning:
Wynstone S02 1104
known commonly as
10812 S. 274th E. Ave., Coweta, OK 74429

NEW HOME PURCHASE AGREEMENT

THIS DOCUMENT CREATES IMPORTANT LEGAL OBLIGATIONS THAT YOU SHOULD UNDERSTAND PRIOR TO SIGNING. YOU SHOULD READ IT THOROUGHLY AND IF YOU ARE UNCERTAIN OR HAVE QUESTIONS ABOUT YOUR RIGHTS, OBLIGATIONS OR RESPONSIBILITIES UNDER THIS AGREEMENT, YOU MAY WISH TO CONSULT AN ATTORNEY.

1. **PARTIES:**
   BUILDER/SELLER: Schuber Mitchell Homes, LLC, (hereafter referred to as "Builder") agrees to construct and/or complete the Improvements (as defined below) and sell and convey the completed Improvements and Property (as defined below) to:
   BUYER(S)
   Arrived Fund Manager, LLC
   (collectively referred to as "Buyer").

2. **PROPERTY:** Wynstone S02 1104 known commonly as 10812 S. 274th E. Ave., Coweta, OK 74429 or as described on the attached exhibit, together with all improvements constructed or to be constructed on the Property, including the Improvements described below (the foregoing collectively referred to as the "Property").

3. **PROPERTY SPECIFICATIONS:**
   A. FLOOR PLAN: The improvements which have been made or will be constructed on the Property are known as Builder's 1729-4 1729-41 Left floor plan. Builder will, upon request, furnish copies of the "Plans and Specifications" for said floor plan to Buyer, Buyer's lender, or Buyer's appraiser.
   B. BUYER'S SELECTIONS: As indicated in the attached **ADDENDUM/ENDORSEMENT TO AGREEMENT OF SALE.**
   C. INSULATION: R-13 walls, R-38 attic, insulated glass windows.

4. **SALES PRICE:** Buyer agrees to pay Builder for the Property and the Improvements described above, subject to adjustment as allowed by this Agreement, a total sales price of $279,773.00 (the "Total Sales Price").
   A. CONSTRUCTION DEPOSIT – Buyer shall pay Builder, upon execution of this Agreement, $1,000.00 as a Construction Deposit which will be credited to Buyer upon Closing.
   B. ADDITIONAL CASH PAYMENTS – Any and all additional funds Builder receives from Buyer prior to Closing will be considered additional Construction Deposit funds, and will be credited to Buyer upon Closing.
   C. Initial: JT **CHANGE ORDERS** – Buyer understands that all options, upgrades, and color selections are final and no additions or changes to any selections will be permitted after the 'ADDENDUM/ENDORSEMENT TO AGREEMENT OF SALE" is approved and signed. This applies to all new home starts or as well as all available homes. Buyer further understands that no changes, alterations, or custom work may be made to the Property under their direction until after Closing and Buyer takes possession of the Property.

5. FINANCING: No Financing [SELECT ONLY ONE OF THE BELOW]

1) IF FINANCING - Buyer desires to obtain financing for any portion of the Total Sales Price, refer to the Financing Addendum attached hereto and incorporated herein by reference.
2) IF NO FINANCING - Any remaining unpaid balance of the Total Sales Price shall be paid by Buyer to Builder in cash or other immediately available funds at Closing.

A. If Buyer is obtaining financing for any portion of the Total Sales Price, Buyer agrees to make application with one of Builder's preferred lenders for such financing. Builder shall provide a list of Builder's preferred lenders to Buyer upon request (the "Preferred Lenders"). Builder has negotiated with these Preferred Lenders to ensure that the Buyer is receiving exceptional service and competitive financing terms. Builder is not receiving any financial consideration from the Preferred Lenders and is not requiring Buyer to accept the financing terms offered by Builder's Preferred Lenders.

B. Initial JT **CREDIT STATUS** – During the home buying process it is crucial that the Buyer avoid activities that might change their credit or income. These items include, but are not limited to, applying for credit cards, financing for furniture, purchasing a car, increasing existing credit card balances, a job change, etc. A change in credit can result in the inability to qualify for the home loan, cause a higher interest rate, or a costlier loan. Prior to engaging in any activity that may affect credit, income, employment, etc, the Buyer MUST contact their lender to seek advice or approval until after the Closing.

6. IMPROVEMENTS:

A. CONSTRUCTION DOCUMENTS – The Construction Documents shall consist of the following:
1) Complete plans as may be hereafter amended, provided by Schuber Mitchell Homes, LLC.
2) Specifications as may be hereafter amended, provided by Schuber Mitchell Homes, LLC.
3) This Agreement as may be hereafter amended; and
4) All attached addenda and exhibits.

B. WORK - Builder shall provide all labor and materials for the construction (the "Work") of the single family residence as described in the Construction Documents. Any inconsistencies or conflicts within the Construction Documents shall be resolved by the Builder in its reasonable discretion. If a detail of the construction is not specified within the Construction Documents, or should an alternative building practice be available in lieu of a specified procedure, the Builder may select a construction procedure that complies with applicable building codes. Unless otherwise specified in writing, materials used by the Builder in the construction of the Improvements shall be as prescribed in the Construction Documents, subject to substitution at Builder's election should an item not be reasonably available or if the procurement of such would cause undue delay in the progress of the Work. The construction of the Improvements is also subject to any changes in the Construction Documents as may be required by federal, state or local governmental authorities. Buyer acknowledges that these changes may occur during construction and agrees that so long as the Improvements are substantially in compliance with the Construction Documents, any such deviations will be accepted.

7. TITLE POLICY AND SURVEY:

A. TITLE POLICY - Builder shall furnish to Buyer at Buyer's expense an Owner's Policy of Title Insurance (the "Title Policy") issued by FirsTitle Title Company in the amount of the Total Sales Price, dated at or after Closing, insuring Buyer against loss under the provisions of the Title Policy, subject to the promulgated exclusions (including existing building and zoning ordinances) and the following exceptions:

1) Restrictive covenants applicable to the platted subdivision in which the Property is located.
2) The standard printed exception for standby fees, taxes and assessments.
3) Liens created as part of the financing described in this Agreement.
4) Utility easements created by the dedication deed or plat of the subdivision in which the Property is located.
5) Reservations or exceptions otherwise permitted by this Agreement or as may be approved by Buyer in writing.
6) The standard printed exception as to discrepancies, conflicts, shortages in area or boundary lines, encroachments or protrusions, or overlapping improvements. Buyer, at Buyer's expense, may have the exception amended to read only, "shortages in area."
7) The standard printed exception as to marital rights.
8) The standard printed exception as to waters, tidelands, beaches, streams, and related matters.

B. COMMITMENT - Within approximately forty-five (45) days after FirsTitle Title Company receives a copy of this Agreement, a commitment for title insurance (the "Commitment") shall be made available by FirsTitle Title Company. Buyer may request a copy of the Commitment by contacting Builder at contact number listed below in Paragraph 22.

A. RESOLVING TITLE OBJECTIONS - Any items constituting an encumbrance upon or adversely affecting title to the Property as reflected by the Commitment shall constitute an exception to title. Within ten (10) days after receipt by Buyer of the Commitment ("Title Review Period"), Buyer shall notify Builder and FirsTitle Title Company in writing ("Buyer's Objection Notice") of its objection to any such exceptions to title ("Title Objections"). Builder shall have thirty (30) days ("Builder's Cure Period") after receipt of Buyer's Objection Notice during which to cure such Title Objections. Builder shall exercise reasonable efforts to remove or cure any Title Objections set forth in Buyer's Objection Notice, provided, Builder shall not be obligated to incur any cost or expense in connection therewith. Notwithstanding the foregoing, Builder shall be obligated to discharge and cause to be released at Closing any lien securing a monetary obligation incurred by Builder. In the event that Builder fails to cure the Title Objections to Buyer's reasonable satisfaction prior to the end of Builder's Cure Period, Buyer may, at its option, terminate this Agreement by written notice to Builder within three (3) business days after the conclusion of Builder's Cure Period whereupon the Construction Deposit will be refunded to Buyer and neither Builder nor Buyer shall have any further rights or obligations hereunder. If Buyer fails to terminate this Agreement within such period, then all of Buyer's Title Objections shall be deemed waived. Any exceptions to title disclosed in the Commitment and not objected to by Buyer in Buyer's Objection Notice shall be deemed accepted by Buyer. The phrase "Permitted Exceptions" shall mean those exceptions to title set forth in the Commitment and which have been accepted or waived by Buyer.

8. NOTICE TO BUYER:

A. ABSTRACT OR TITLE POLICY – As stated above, the Commitment will be furnished, and Title Policy will be purchased. The Commitment should be promptly reviewed by an attorney of Buyer's choice due to the time limitations on Buyer's right to object.

B. MANDATORY HOMEOWNERS' ASSOCIATION MEMBERSHIP – The Buyer understands that subdivision in which they are purchasing is or may be subject to a mandatory membership in a homeowner association. If the Property is subject to mandatory membership in a homeowners' association, Builder notifies Buyer, that, as a purchaser of property in the residential community in which the Property is located, the Buyer is obligated to be a member of the homeowners' association. Restrictive covenants governing the use and occupancy of the Property and a dedicatory instrument governing the establishment, maintenance, and operation of this residential community have been or will be recorded in the real property records of the county in which the Property is located. Copies of the restrictive covenants and dedicatory instrument may be obtained from the county clerk. The Buyer is obligated to pay assessments to the owners' association. The amount of the assessments is subject to change. The Buyer's failure to pay the assessments could result in a lien on and the foreclosure of the Property.

C. PROPERTY LOCATED IN A CERTIFICATED SERVICE AREA OF A UTILITY SERVICE PROVIDER – Notice: The Property, described in Paragraph 2, that you are about to purchase may be located in a certificated water or sewer service area, which is authorized by law to provide water or sewer service to the properties in the certificated area. If your property is located in a certificated area there may be special costs or charges that you will be required to pay before you can receive water or sewer service. There may be a period required to construct lines or other facilities necessary to provide water or sewer service to the Property. You are advised to determine if the Property is in a certificated area and contact the utility service provider to determine the cost that you will be required to pay and the period, if any, that is required to provide water or sewer service to the Property. The undersigned Buyer hereby acknowledges receipt of the foregoing notice at or before the execution of a binding Agreement for the purchase of the Property described in Paragraph 2 or at Closing of purchase of the Property.

D. ENVIRONMENTAL MATTERS - Buyer is advised that the presence of wetlands, toxic substances, including asbestos and wastes or other environmental hazards or the presence of a threatened or endangered species or its habitat may affect Buyer's intended use of the Property.

E. ANNEXATION - If the Property is located outside the limits of a municipality, Builder notifies Buyer that the Property may now or later be included in the extraterritorial jurisdiction of a municipality and may now or later be subject to annexation by the municipality. Each municipality maintains a map that depicts its boundaries and extraterritorial jurisdiction. To determine if the Property is located within a municipality's extraterritorial jurisdiction or is likely to be located within a municipality's extraterritorial jurisdiction, Buyer should contact all applicable municipalities.

F. FLOOD ZONE – If Property is located in a flood zone, Buyer's lender likely will require Buyer to obtain proper flood insurance to protect the improvements on the Property. All flood insurance documentation will be required to be obtained and submitted to Buyer's Mortgage Lender prior to Closing.

G. STORM WATER – Upon Closing, Buyer will assume full responsibility to reduce and prevent sediment loss and erosion due to storm water discharge by maintaining proper ground cover on the Property.

H. BACK-UP OFFERS - Unless expressly prohibited in writing by the parties, Builder may continue to show the Property for sale and to receive, negotiate and accept back-up offers.

9. TIME:

A. COMMENCEMENT OF WORK – To the extent that portions of the Improvements have been completed at the time this Agreement is executed, Buyer acknowledges that Buyer has inspected the Improvements, noted changes from the Construction Documents, and Buyer hereby accepts those portions of the Improvements as built.

B. COMPLETION OF IMPROVEMENTS – Upon execution of this Agreement, construction activities shall thereafter be continued in accordance with Builder's normal construction schedule until the Improvements reach Substantial Completion (as defined below). **Builder does not warrant or guarantee completion of the Improvements on any specific date.**

C. PERMITTED DELAYS - The projected date of completion may be extended for one or more of the following causes (each is a Permitted Delay):

1) Changes by Buyer or Buyer's representatives to the Construction Documents.
2) Utility company delays
3) Failure of Buyer to timely make selections as directed below.
4) Failure of Buyer to pay Construction Deposit upon execution of this Agreement.
5) Other acts or omissions by Buyer or Buyer's representatives.
6) Prohibitive inclement weather or acts of God.
7) Fire or casualty loss.
8) Non-availability of labor, services or materials.
9) Delays caused by any applicable governmental entity's change in laws or ordinances or delays in issuing necessary permits or conducting inspections.
10) Delays caused by Change Orders.
11) Disputes with Buyer or Buyer's representatives (which will allow Builder to suspend Work until resolved).
12) Civil unrest, strikes, lockouts, acts of public authorities, war.
13) Other events or causes beyond the Builder's reasonable control.

D. Initial JT ______ **CLOSING** –Closing is the date, place, and time at which Buyer shall pay the balance of the Total Sale Price and execute any and all documents necessary to tuate the sale and meets all loan closing requirements with any lender. The closing of the sale (the "Closing") of the Property and Improvements shall take place on or before [11/21/2025/[or] the seventh day after the Improvements on the Property are completed by Builder] (the "Closing Date"). In the event that any additional construction is to be commenced prior to Closing, the Builder will use commercially reasonable efforts, subject to delays described in Section 9(C) above, to complete construction prior to Closing. Builder shall then deliver to Buyer a Closing Notice indicating that the Property is within thirty (30) days of completion and that the Closing shall take place within seven (7) days of completion. At Closing, Builder shall furnish tax statements (if applicable) or certificates showing no delinquent taxes, and a special warranty deed conveying good and indefeasible

title. The special warranty deed shall be prepared and filed at the Builder's expense. Buyer shall be responsible for all remaining Closing costs as permitted by applicable law. **If an extension of the Closing Date is needed due to lender required matters, appraisals, or caused by Buyer or Buyer's agents, Buyer may purchase a single one-month extension of the Closing Date which shall cost two thousand two hundred and fifty dollars ($2,250) (the "Extension Fee"). The Extension Fee is non-refundable and not credited toward the Total Sale Price except as described herein. Buyer shall give notice of its need for an extension and pay such Extension Fee no later than five (5) days before the Closing Date. In the event the Buyer gives proper notice, pays the Extension Fee, and the Closing occurs before the Closing Date, as extended, Buyer shall receive a credit toward the Total Sale Price of a prorated amount of the Extension Fee based on the unused amount of the extension time. If the Closing is delayed more than five (5) days (unless properly extended), Builder may terminate this Agreement and retain the Construction Deposit which the parties agree is a fair and reasonable amount and that the Builder's damages in such situation would be difficult to estimate. In the event the Closing is delayed and Buyer has not paid such Extensions Fee, Buyer shall be charged the prorated amount of the Extension Fee at Closing.**

1) If Buyer will sell a home in connection with the Closing which is not under contract as of the date of this Agreement, attach Buyer's Home Sale Addendum.

10. **SUBSTANTIAL COMPLETION, INSPECTION, RELEASE AND OCCUPANCY:** The Improvements will be deemed to be substantially completed ("Substantial Completion") when all electrical, mechanical, and plumbing final inspections have been approved or all approvals for occupancy have been received from any applicable governmental authority or, in the absence of the foregoing, when the Improvements are suitable for occupancy. At the time of Substantial Completion, but in no event later than the Closing Date, Buyer will conduct a walk-through inspection (hereafter referred to as "Homeowner Orientation") of the Improvements and will execute and deliver to Builder a signed copy of the "Homeowner Orientation Checklist" (to be received at the Homeowner Orientation, or available at an earlier date upon written request from Buyer) which confirms Buyer's inspection and acceptance of the Improvements and releases Builder from all claims and liabilities except contractual warranty obligations arising under the Builder's Express Limited Warranty.. Except for items expressly noted in the "Homeowner Orientation Checklist," Closing of this Agreement shall be conclusively deemed to be an acknowledgment by the Buyer that all Work has been completed in accordance with the Construction Documents and approved by Buyer. Buyer shall be given possession of the Improvements and the Property immediately after the Closing. Upon the Closing, Builder shall be released from any further obligation or duty for the maintenance of insurance coverage with respect to the Property and/or the care, repair, maintenance and condition of the Property and the Improvements, except as outlined in Builder's Express Limited Warranty, if applicable.

11. **BUILDER'S RESPONSIBILITIES:** Builder, in the performance of the Work, does so as an independent contractor. Nothing contained in or inferable from this Agreement should be construed to make Builder the agent, servant or employee of Buyer, or create any partnership, joint venture or other association between Buyer and Builder. Builder accepts responsibility for the performance of all duties reasonably necessary to complete the Work and agrees that:

A. PERMITS - Builder shall make reasonable efforts to obtain all necessary licenses, permits, and similar authorizations required by any applicable governmental authorities, including all water and wastewater services. Builder shall have no liability for any failure to obtain any such items, in which case either party may terminate this Agreement without further liability to the other party and, in such event, Buyer will receive a refund of the Construction Deposit.
B. SUBTERRANEAN CONDITIONS - In the event the subterranean conditions are encountered on the Property that adversely affect construction as determined by the Builder, in its sole discretion, this Agreement may be terminated by the Builder so long as the Construction Deposit is refunded to Buyer with no further obligation from either party.
C. PAYMENT OF COSTS - Builder shall pay all costs related to the Work, except for costs associated with Change Orders as described above.
D. MATERIALS - Builder shall use all new materials in connection with the Work that are of a suitable quality for the intended purpose, except as otherwise specified in the Construction Documents.
E. LIENS - Builder shall deliver the Improvements and Property to the Buyer free of all liens, claims, security interests or encumbrances that might have arisen from the performance of the Work.
F. CODES AND STANDARDS - Builder shall perform the Work in accordance with the Express Limited Warranty (Section 14), and attached to this Agreement as Exhibit B, except where such standards have been modified by local building codes. Builder shall have sole control over the scheduling and progress of the Work, including the right to select and arrange for all labor in any way related to the Work. Builder shall exercise exclusive control over the selection of subcontractors and shall not be obligated to employ subcontractors solely on the basis of cost savings that might be achieved. All subcontractors shall perform their work independently, and not as an agent or employee, servant or representative of Builder.
G. OTHER – Builder shall perform all other obligations as provided in this Agreement.

12. WARRANTY: Builder will provide warranty coverage on the Improvements to Buyer pursuant to the Express Limited Warranty provided through a third-party warranty company, a specimen copy of same is attached hereto as Exhibit B and made a part hereof by reference. The Parties agree that this Express Limited Warranty will control any warranty, workmanship, material, or any other defect claims regarding the Property. In the event that the Express Limited Warranty does not specify a building or performance standard for the identified item, the usual and customary industry standards for similar improvements in the geographic region shall govern. For specific details on what the Express Limited Warranty provides, please see the attached warranty booklet in Exhibit B. Buyer shall comply with all terms and conditions described in the Express Limited Warranty. Failure to comply will void the Express Limited Warranty. Buyer acknowledges, understands and agrees that the terms of such Express Limited Warranty are clear, specific and sufficiently detailed to establish the only standards of construction which Builder is obligated to meet. Applicable warranties on "Manufactured Products," will be assigned, without recourse, to Buyer upon the Closing. Buyer understands and agrees that proper maintenance of the Improvements is required to ensure (i) the Express Limited Warranty and Manufactured Product Warranties remain in effect and (ii) the proper performance of the Improvements. Except for purchasers of FHA or VA financed homes, Purchaser acknowledges and understands that the Express Limited Warranty includes a provision requiring all disputes that arise under the Express Limited Warranty to be submitted to binding arbitration.

(a) Except as expressly provided in the Express Limited Warranty, Buyer agrees to take title to the Property "AS-IS, WHERE IS, AND WITH ALL FAULTS" and in the condition existing as of the date of this Agreement, subject to reasonable use, ordinary wear and tear, and without any reduction in or abatement of the Total Sales Price. Except as expressly provided in the Express Limited Warranty, **NO OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING WARRANTY OF HABITABILITY, SHALL BE APPLICABLE TO THE PROPERTY SOLD HEREUNDER**. Buyer has undertaken all such investigations of the Property as Buyer deems necessary or appropriate under the circumstances as to the status of the Property and the existence or non-existence of curative action to be taken with respect to any hazardous or toxic substances on or discharged from the Property, and based upon same, Buyer is and will be relying strictly and solely upon such inspections and examinations and the advice and counsel of its own consultants, agents, legal counsel, and officers. Neither party to this Agreement is relying on any statement or representation not expressly stated in this Agreement.

13. ASSIGNMENT OF MANUFACTURED PRODUCT WARRANTIES: For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Builder transfers and assigns to Buyer all of Builder's right, title and interest in and to all available manufacturers' warranties (to the extent such warranties are transferrable) on "Manufactured Products" incorporated into the Improvements on the above described Property. Builder does not warranty or guaranty that all warranties on Manufactured Products are transferable. As used herein, the term "Manufactured Products" is any component of the Improvements that was manufactured away from the Property and that was installed in the Property without significant modifications to the product as manufactured or any component therein which has an associated transferrable warranty. Manufactured Products commonly installed in residential construction include but are not limited to dishwashers, cook tops, ovens, refrigerators, trash compactors, microwave ovens, kitchen vent fans, central air conditioning coils and compressors, furnace heat exchangers, water heaters, carpet, windows, doors, light fixtures, fireplace inserts, pipes and electrical wires. Builder will post the Insulation Certificate at the entry of the attic access.

14. DEFAULT BY BUILDER:

A. EVENTS OF DEFAULT (each is a Builder Event of Default) -
1) A breach by Builder of any material provision contained in this Agreement.
2) Builder's filing of a voluntary petition in bankruptcy, making an assignment for the benefit of any creditor, being adjudicated as bankrupt or insolvent, or applying for or consenting to the appointment of a receiver, trustee or liquidator of all or a substantial part of Builder's assets.
3) Builder's failure, without cause, to make payment to any material supplier, laborer or subcontractor for which Builder has received payment from Buyer or Buyer's lender.
4) Abandonment of the Work by Builder for a period of fifteen (15) or more consecutive days provided that the inactivity is not caused, at least in part, by weather, shortage of labor or materials, delays attributable to the conduct of Buyer, or other matters beyond the control of Builder.

B. NOTICE OF DEFAULT TO BUILDER - If Builder commits a Builder Event of Default (as listed above), prior to exercising any remedy granted by this Agreement or by law, Buyer shall deliver written notice of such default to

Builder. If the Builder Event of Default is not cured within fifteen (15) days after delivery of the written notice (Builder's Cure Period), Buyer may exercise any remedy, subject to the terms of this Agreement.

C. REMEDIES OF BUYER - Upon the occurrence of any Builder Event of Default (as listed above) and the expiration of Builder's Cure Period, Buyer may (but shall not be obligated to) terminate this Agreement and recover monetary damages as specified below. The remedy of specific performance is hereby waived by Buyer and shall not be available in any action concerning this Agreement. In no event shall Buyer be entitled to file a lis pendens or otherwise cloud the title to the Property. Notwithstanding any default by Builder, Builder shall be entitled to seek an injunction to remove any such cloud. Any monetary damages available to Buyer shall be limited to (i) return of any sums paid to Builder for the Construction Deposit, upgrades, options, extras or Change Orders; and (ii) reasonable and necessary attorney's fees and costs incurred to invoke and prosecute mediation and/or arbitration as herein provided. If Builder refuses to close, Buyer not being in default, Buyer will be entitled to pursue all remedies provided under the State law where the property is located, save and except specific performance. BUYER HEREBY WAIVES THE RIGHT TO PURSUE ANY ACTION FOR SPECIFIC PERFORMANCE OR ANY CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES.

15. BUYER'S RESPONSIBILITIES: Buyer agrees to the following:

A. PAYMENTS - Buyer shall make all deposits and payments to Builder as required by this Agreement.

B. OBJECTIONS TO WORK - Buyer agrees to promptly notify Builder of any objections to any Work not in compliance with the Construction Documents. **Failure by Buyer to promptly notify Builder of objections to any Work performed within any phase of construction shall constitute an acceptance of that portion of the Work subject to Builder's obligations under the Express Limited Warranty.** Buyer acknowledges and agrees, however, that it may be inappropriate and/or unreasonably expensive and time-consuming to replace, re-fabricate or repaint a component that exhibits a minor defective condition. In such instances, Builder, in its sole judgment, may (i) employ an alternate remedy to correct the deficiency in conformance with reasonable building practices, or (ii) conclude that the condition is within acceptable tolerances and take no corrective action.

C. SUBCONTRACTORS - Buyer agrees not to instruct, direct or otherwise communicate with the subcontractors retained by Builder as to the scheduling of or details about the Work (including additions to or deletions from the Work). Furthermore, Buyer shall not do or cause any Work to be done or alter or cause the alteration of any portion of the Improvements, whether complete or incomplete, prior to Buyer's occupancy of the Improvements without Builder's express written consent.

D. OTHER - Buyer shall perform all other obligations as provided in this Agreement.

16. DEFAULT BY BUYER:

A. EVENTS OF DEFAULT BY BUYER – (each is a Buyer Event of Default):

1) Buyer or Buyer's agents or representatives fail to make any deposits or payments due under this Agreement.
2) Buyer or Buyer's agents or representatives unreasonably delay or unreasonably interfere with the Builder in the execution of the Work.
3) Buyer fails to participate in the Homeowner Orientation as provided in this Agreement.

4) Buyer or Buyer's agents or representatives fail to perform any material agreement contained in this Agreement.
5) Buyer, or any person liable for the payment or performance under this Agreement, files a petition in bankruptcy, makes an assignment for the benefit of any creditor, is adjudicated as bankrupt or insolvent, or applies for or consents to the appointment of a receiver, trustee or liquidator of all or a substantial part of their or its assets.

B. NOTICE OF DEFAULT TO BUYER – If Buyer commits a Buyer Event of Default (as listed above), prior to exercising any remedy granted by this Agreement or by law, Builder shall deliver written notice of such default to Buyer. If the Buyer Event of Default is not cured within fifteen (15) days after delivery of such written notice (Buyer's Cure Period), Builder may exercise any remedy subject to the terms of this Agreement.

C. REMEDIES OF BUILDER - Upon the occurrence of any Buyer Event of Default (as listed above) and the expiration of Buyer's Cure Period, Builder may (but shall not be obligated to) discontinue performance of this Agreement and (i) terminate this Agreement and retain all Construction Deposit funds previously paid by Buyer to Builder as liquidated damages thereby releasing both parties from this Agreement; or (ii) seek recovery of any and all damages suffered by Builder. The remedy of specific performance is hereby waived by Builder and shall not be available in any action concerning this Agreement. If Buyer refuses to close, Builder not being in default, Builder will be entitled to pursue all remedies provided under the State law where the property is located, save and except specific performance.

D. DELINQUENT PAYMENT - Should the Buyer fail to make payment to the Builder of any portion of the Total Sales Price when payment is due, then the Buyer shall pay to the Builder, in addition to the sum shown as due, interest at the lesser of (i) eighteen percent (18%) per annum or (ii) the maximum rate allowed by applicable federal and state law, which interest shall accrue as of the date payment was first due and shall continue to accrue until the date of payment.

17. BUYER(S)' AND BUILDER'S JOINT AGREEMENTS:

A. WORK PERFORMED AND MATERIALS PROVIDED DIRECTLY BY BUYER – At no time before the Closing may Buyer contract with other parties to perform work or provide or install materials.

B. INSULATION – As required by Federal Trade Commission regulations, the information relating to the insulation installed or to be installed in the Improvements at the Property are located in Section 3C of this Agreement.

C. DOCUMENT RELIANCE - Buyer is advised that the Builder may have contracted with one or more independent professional architects, engineers, surveyors, designers, or other professional third parties (Builder's Professionals) to perform services and/or prepare certain documents or reports for completion of the Construction Documents and/or use in constructing the Improvements. Buyer, at Buyer's option, may also elect to obtain soil and sub-soil tests, flood plain maps and any other data or documents which may impact the performance of the completed Improvements from experts knowledgeable of such matters and hired by Buyer ("Buyer's Professionals"). If Buyer elects to obtain such data and/or documents, Buyer shall direct Buyer's Professionals to furnish all such data and/or documents to Builder prior to the design of the foundation and the completion of the Construction Documents. In constructing the Improvements, Builder will rely on documents provided by Builder's Professionals and Buyer's Professionals as being complete, adequate and correct in all respects. Builder may notify Buyer of any errors, conflicts, or inconsistencies discovered with respect to the Buyer supplied data or Construction Documents; provided however, that Builder shall not be obligated to review the Construction Documents for errors and will notify Buyer of the errors, conflicts, or

inconsistencies identified by Builder merely as a courtesy. BUILDER DOES NOT WARRANT OR GUARANTEE AND WILL NOT BE RESPONSIBLE FOR ANY ERRORS OR OMISSIONS IN THE REPRESENTATIONS, DOCUMENTS, DATA, PLANS, SPECIFICATIONS, DESIGNS, OR CONSTRUCTION DOCUMENTS WHICH HAVE BEEN PREPARED BY BUYER, BUYER'S PROFESSIONALS OR ANY OTHER THIRD PARTY. Builder's reasonable reliance on the data and Construction Documents compiled and/or provided by Buyer's Professionals shall relieve Builder from all responsibility for or liability to the Buyer for damages to the structural components of the Improvements caused by raising, shifting, heaving or settling of the soil or any other damage to the Improvements, provided Builder constructs the Improvements in substantial compliance with the Construction Documents. Any supplements to the Construction Documents prepared by Builder shall be the property of Builder and shall not be used by Buyer except for construction provided by Builder. Buyer acknowledges that changes may occur in the Work and agrees that so long as the construction of the Improvements is substantially in compliance with the Construction Documents, such deviations will be accepted.

D. SOURCE OF PAYMENT OF SALES, LOAN AND CLOSING EXPENSES:

1) Builder's Expenses: Unless otherwise designated in Section 5 above or elsewhere in this Agreement or in an attached document, Builder will pay: (a) As further specified in Section E below, Builder's prorated share of property taxes for the year in which Closing occurs if the Property was builder-owned prior to this Agreement; provided however, that if active tax figures for the year of Closing are not available at the Closing, an estimated proration of taxes shall be made using tax figures from the preceding year and no true up shall be done once tax figures for the year in which the Closing occurs are available. If the Property was purchased for Buyer, or owned by Cuyer and deeded to Builder for construction, then Buyer shall be responsible for all property tax. Builder ☒ is ☐ is not responsible for prorated share of taxes (b) Requirements regarding the nature, status and condition of the improvements, including any tests or reports mandated by lender or by governmental agencies (c) Buyer and Builder to equally split the cost of a combination owner's and mortgagee's policy of title insurance, Buyer and Builder will also split the Real Property Transfer Tax, if any.

2) Buyer's Expenses: Unless otherwise designated in Section 5 above or elsewhere in this Agreement or in an attached document, Buyer will pay: (a) As further specified in Section E below, Buyer's prorated share of property taxes for the year in which Closing occurs, if Builder has paid or will pay same after Closing; (b) Application and origination fees required by lender; (c) appraisal fees; (d) credit report fees; (e) loan discount fees, buydown fees, Bond fees; (f) interest on the note[s] from date[s] of Closing to one [1] month prior to date of first monthly payment[s]; (g) all prepaid items, such as premiums for homeowner insurance, reserve deposits for insurance, and reserve deposits for ad valorem taxes and special governmental assessments, if any, unless the source of payment for such prepaids is otherwise designated in the attached Purchase Worksheet or elsewhere in this Agreement; (h) loan related inspection fees; (i) VA funding fees, provided however, that all or part of same may be included in Buyer's loan if agreed to by Buyer's lender; (j) Buyer and Builder to equally split the cost of a combination owner's and mortgagee's policy of title insurance, Buyer and Builder will also split the Real Property Transfer Tax, if any (k) expenses

incident to obtaining a loan, including but not limited to underwriting fees, fees for preparation of loan documents, improvement survey, recording fees, copies of restrictions and easements, mortgagee's title insurance policies, credit reports, courier fees, tax service fees, flood certification fees, and housing assistance loan program costs, if any; (l) the title company's escrow fee and any other expenses charged by the title company; (m) fees for a closing protection letter from the title company; and (n) other expenses, if any, which are stipulated to be paid by Buyer under other provisions of this Agreement or a document attached hereto by reference.

E. PRORATIONS AND ROLLBACKTAXES –
   1) Prorations: Taxes for the current year, maintenance fees, assessments, dues and rents will be prorated through the Closing Date. If taxes are not paid at or prior to Closing, Buyer will be given credit for Builder's prorated portion of taxes, and Buyer will be obligated to pay all applicable taxes for the current year.
   2) Rollback Taxes: If Builder's change in use of the Property prior to Closing or denial of a special use valuation on the Property results in additional taxes, penalties or interest (Assessments) for periods prior to Closing the Assessments will be the obligation of Builder.

F. OTHER PARTIES BOUND – Buyer and Builder each bind themselves and their respective heirs, executors, administrators, partners, successors, assigns, and legal representatives of such party in all matters related to this Agreement.

G. NO ASSIGNMENT – Neither party has the right to assign this Agreement without the written consent of the other, which consent shall not be unreasonably withheld. Any attempted assignment without such consent shall be null and void.

H. TIME OF THE ESSENCE – Time is of the essence in this Agreement.

I. REAL ESTATE BROKERS OR AGENCY – In the absence of a Realtor Representation Agreement, or other Real Estate Agreement with a Real Estate Agent, Buyer represents and warrants that there are no claims for real estate brokerage or real estate commissions or finder's fees in connection with the execution of this Agreement. The Buyer agrees to indemnify Builder and hold the Builder harmless against any and all claims, losses, demands damages, expenses, and fees, including attorneys' fees, and judgments arising from any such claim, including, without limitation, brokers, agents, or finders employed or alleged to have been employed by the Buyer.

J. RISK OF LOSS – Should the Improvements and/or Property be partially or wholly destroyed by fire, windstorm, or other casualty or taken in whole or in party by condemnation or similar proceeding prior to Closing, the Builder will have the option of repairing any damage or terminating this Agreement and returning all sums paid to the Builder by the Buyer. The Builder's decision to rebuild the Improvements or terminate this Agreement shall be communicated to Buyer in writing within twenty (20) days of the loss. If Builder elects to repair the Improvements, the damaged Improvements shall be repaired within a reasonable time and Builder shall have no liability to Buyer for any expenses or damages resulting from any delay in Closing. Buyer agrees that it shall have no claim to or interest in any insurance proceeds attributable to the loss.

K. RELEASE OF AND INDEMNIFICATION FOR LOSSES SUSTAINED DURING CONSTRUCTION – Because of potential safety and health hazards present during construction of the Improvements, as well as the practical

limitations on the Builder's ability to control the activities of all persons involved in the construction process and thereby limit the risk of personal injury that may arise from construction activities, the parties agree as follows:

1) Initial JT **PERSONAL SAFETY**: To ensure and to protect the personal health and safety of Buyer and Buyer's licensees and invitees, Builder shall restrict access to construction site by the Buyer and Buyer's licensees and invitees onto the Property or into the Improvements unless accompanied by Builder. When Buyer is on site at the Property, BUYER AGREES TO AND DOES HEREBY RELEASE, INDEMNIFY AND HOLD BUILDER HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS OR CAUSES OF ACTION ARISING IN FAVOR OF BUYER OR BUYER'S AGENTS, LICENSEES AND INVITEES ON ACCOUNT OF BODILY INJURY, DEATH OR DAMAGE TO OR LOSS OF PROPERTY IN ANY WAY OCCURRING OR INCIDENT TO THE CONDITION OF THE PROPERTY AND/OR THE IMPROVEMENTS. THIS RELEASE AND INDEMNITY IS GIVEN TO BUILDER REGARDLESS OF WHETHER THE BUILDER OR ITS AGENTS OR EMPLOYEES ARE NEGLIGENT IN WHOLE OR IN PART AND EVEN WHEN THE INJURY, DEATH OR DAMAGE TO BUYER OR BUYER'S AGENTS, LICENSEES AND INVITEES IS CAUSED BY THE SOLE NEGLIGENCE OF BUILDER OR ATTRIBUTABLE TO BUILDER'S NEGLIGENCE PER SE OR IMPOSED BY STRICT LIABILITY.

2) Initial JT **RISKS TO VEGETATION**: Buyer also acknowledges that the contemplated construction imposes an inherent risk to the health of the trees and vegetation situated on the Property, and Buyer understands that Builder cannot guarantee the viability of those trees and vegetation. Buyer acknowledges this risk and agrees to release the Builder from any claims for damages to or loss of trees or vegetation resulting from construction activities. Builder is not responsible to pay for the removal of any trees that may be dead, that die during, or die after construction. Builder may only clear the area required to build the Improvements. Any additional vegetation, trees, trimming, pruning, clearing and the like will be the responsibility of the Buyer.

L. LAND USE, DRAINAGE AND ENVIRONMENTAL DISCLAIMERS – The Builder has informed the Buyer and Buyer acknowledges the following:

1) Adjacent Land Usage: The Builder is neither responsible for nor has control of the use of the land adjacent to or in the vicinity of the Property and makes no representations or warranties with respect to the use or future use of the land adjacent to or in the vicinity of the Property. The Builder also has no control over and is not responsible for any easements on, adjacent to, or in the vicinity of the Property. Buyer understands that individuals, corporations, and/or utilities may have specific rights granted by those easements, if any, including but not limited to, access to and use of the land described by the easements, even though the use of any easement may not be evident at the present time.

2) Lot Drainage Disclaimer: Buyer acknowledges and agrees that Estate Lots are sold as primarily undeveloped parcels. Buyer further acknowledges and agrees that the Builder does not perform grading or drainage improvements across any such lot, and natural water flow and drainage patterns will remain unaltered. All site

improvements by the Builder on these lots are expressly limited to a ten (10) foot perimeter surrounding the home. This area is engineered to direct water away from the home's foundation and is designed to drain a normal rainfall event within forty-eight (48) hours.

Beyond this 10-foot zone, the Buyer understands that the lot shall remain in its natural state. The Builder makes no warranties, guarantees, or representations regarding drainage, standing water, erosion, or any other water-related conditions outside the improved perimeter and the Builder assumes no responsibility for such conditions.

3) Environmental Risk: The Builder makes no warranties, express or implied, about the existing or future health hazards or environmental conditions on the Property, in the Improvements, or from adjacent sources, including, but not limited to, exposure to radon gas, electric and magnetic fields, shifting or instability of the soil and contamination of the Improvements or the surrounding air, water or soil from any sources or in any manner. Buyer is advised that the continued presence of moisture on components of the Improvements can cause the propagation of mold, which may cause allergenic reactions and other health problems in some individuals. Upon assuming possession of the Improvements, Buyer is responsible for implementing an inspection and maintenance program for the identification and elimination of moisture in the Improvements that could give rise to the growth of mold or other conditions detrimental to functioning of the Improvements or the health of its occupants. Any leak or the presence of moisture that is covered by the Builder's Express Limited Warranty will be corrected pursuant to that Express Limited Warranty, but the Buyer's failure to implement an effective maintenance program or the failure to promptly notify the Builder of warranty claims will negate the Builder's responsibility (if any) for any property damage, personal injury, or other loss, damage or liability resulting directly or indirectly from the presence of mold or other harmful organisms.

M. PRE-CLOSING TERMINATION/CONSTRUCTION DEPOSIT BUYER – In the event any bona fide dispute or material misunderstanding ("Dispute") arises between Builder and Buyer prior to Closing and if such Dispute cannot be resolved to the mutual satisfaction of Builder and Buyer, Builder at its election, may either submit the Dispute to mediation and binding arbitration as provided in this Agreement or may terminate this Agreement by written notice to Buyer. Upon such termination of this Agreement by Builder and tender of the Construction Deposit to Buyer, no cause of action against Builder shall accrue to the Buyer and Buyer shall be deemed to have released Builder from all liability. Additionally, the Builder shall have no further obligation to complete and sell the Improvements and Property to Buyer and Buyer shall not be obligated to acquire the Improvements and Property. Builder is not required to apply the provisions of this paragraph to any breach of this Agreement by Buyer.

N. ALTERNATIVE DISPUTE RESOLUTION -

1) Re-Purchase Option: Should the Buyer discover, during the first five (5) years after Closing, one or more defects in the construction of the Improvements that exceed in the aggregate twenty percent (20%) of the fair market value of the Improvements, upon receipt of written notice and an opportunity to inspect the defects, the Builder may elect to repurchase the Improvements and Property. If the Builder elects this option, the Buyer shall be reimbursed the Total Sales Price and all closing costs incurred by the Buyer, plus reimbursement of the cost of any permanent improvements made by the Buyer to the Improvements and the Property, reasonable moving expenses to vacate the Improvements, and reasonable and necessary

attorney's fees and inspection costs incurred by the Buyer to discover, identify and present the construction defects to the Builder. In return, the Buyer will deliver a Special Warranty Deed conveying the Improvements and Property to the Builder, free and clear of all liens and claims and deliver possession of the Improvements and Property free of any casualty or damage caused by the Buyer, normal wear and tear excepted.

2) Mediation; Binding Arbitration: The parties agree that any dispute (whether arising in contract, warranty, tort, statutory, or otherwise), including, but not limited to, (a) any and all controversies, disputes, or claims arising under, or relating to, this Agreement, and any amendments thereto, the Property, Improvements, or any dealings between the Buyer and Builder; (b) any controversy, dispute or claim arising by virtue of any representations, omissions, promises, or warranties alleged to have been made by Builder or Builder's representative; and (c) any personal injury or property damage alleged to have been sustained by Buyer on the Property or in the subdivision in which the Property is located, shall first be submitted to mediation and, if not settled during mediation, shall thereafter be submitted to binding arbitration as provided by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.) or, as applicable, by similar state statute, and not by or in a court of law. Any such mediation and/or arbitration shall take place in the county in which the Property is located, or as close thereto as possible. The arbitration shall be conducted pursuant to the American Arbitration Association rules and procedures for the construction industry. The parties agree to work together in good faith to select a mediator and, if all disputes are not resolved within thirty (30) days after the mediation, an arbitrator in the county where the subject Property is located. In the event that no such mediator or arbitrator (as applicable) can be located and agreed upon within thirty (30) days of notice from either party of a desire to mediate or arbitrate, either party may petition a court of general jurisdiction in the subject county to appoint a mediator and/or arbitrator in accordance with this Agreement. It is stipulated and agreed that the filing of a petition requesting appointment of a mediator and/or arbitrator shall not constitute a waiver of the right to enforce binding arbitration. All decisions respecting the arbitrability of any dispute shall be decided by the arbitrator, with the exception of deciding whether the Arbitration Class Action Waiver in Paragraph 17.N.4 is valid or enforceable. A court must resolve any question regarding the validity or enforceability of Paragraph 17.N.4. The requirement to arbitrate shall be interpreted broadly. The arbitrator shall award to the prevailing party, if any, as determined by the arbitrator, all or any portion of its costs and fees. "Costs and fees" may include reasonable expenses of mediation and/or arbitration, including arbitrator's fees, administrative fees, travel expenses and out-of-pocket expenses such as copying and telephone, court costs, witness fees, and reasonable attorney's fees. Buyer and Builder further agree (1) that any dispute involving Builder's directors, officers, partners, employees, and agents shall be resolved as set forth herein and not in a court of law; and (2) that Builder shall have the option to include its subcontractors and suppliers as parties in the alternative dispute resolution procedures set forth in this Agreement. The arbitrator's decision shall correctly apply applicable law and such decision may be appealed if it does not do so.

3) **Survival; No Waiver:** Buyer and Builder agree that notwithstanding anything to the contrary, the rights and obligations set forth in this Section 17(N) shall survive (1) the termination of this Agreement by either party; (2) the default of this Agreement by either party; or (3) any Closing and delivery of deed. Except for Paragraph

17.N.4., the waiver or invalidity of any portion of this Agreement shall not affect the validity or enforceability of the remaining portions of this Agreement. If any party to this Agreement files a proceeding in any court to resolve any such controversy, dispute, or claim, such action shall not constitute a waiver of the right of such party or a bar to the right of any other party to seek arbitration of that or any other claim, dispute, or controversy, and the court shall, upon motion of any party to the proceeding, direct that such controversy, dispute, or claim be arbitrated in accordance herewith. In the event any party commences litigation in violation of this Agreement, such party shall reimburse the other parties to the litigation for their costs and expenses, including attorneys' fees, incurred in seeking abatement of such litigation and enforcement of arbitration.

4) ARBITRATION CLASS ACTION WAIVER: Buyer and Builder agree that arbitration shall proceed solely on an individual basis and no dispute will be arbitrated as a class action, consolidated with the claims of any other party, or arbitrated on a consolidated, representative, or private attorney general basis. Unless Buyer and Builder agree otherwise in writing, the arbitrator's authority to resolve and make awards is limited to disputes between Buyer and Builder only. The arbitrator's award or decision shall not affect issues or claims involved in any proceeding between Builder and any person or entity who is not a party to the arbitration. The arbitrator may award monetary, declaratory, or injunctive relief only in favor of the individual party seeking relief and only to the extent necessary to provide relief and only to the extent necessary to provide relief warranted by that party's individual claim. The arbitrator's award, if any, shall not apply to any person or entity that is not a party to the arbitration. A court, not the arbitrator, shall decide any questions regarding the enforceability of this paragraph. If a court deems any portion of this Paragraph 17.N.4. invalid or unenforceable, the entire arbitration provision in Paragraphs 17.N.2 through 4 (other than this sentence) shall be null and void and not apply and any class shall pursue its dispute or claim through a court of competent jurisdiction and not arbitration.

O. MUTUAL LIMITATION OF CLAIMS AND REMEDIES – The parties further desire pragmatic and logical limitations on claims and remedies to ensure effective and realistic dispute resolution. Accordingly,

1) Limitation of Claims: Under no circumstances shall either Buyer or Builder be liable for any special, indirect, or consequential damages, including claims of mental anguish, except as otherwise specifically set forth in this Agreement. Any action or claim, regardless of form, which arises from or relates to this Agreement, the Work and/or the Improvements is barred unless it is brought by Buyer or Builder not later than two (2) years and one (1) day from the date the cause of action accrues.

2) WAIVER OF SUBROGATION; INDEMNITY: THE PARTIES AGREE THAT AFTER CLOSING **THE BUYER SHALL SECURE AND MAINTAIN INSURANCE COVERING RISK OF LOSS AND DAMAGE TO THE IMPROVEMENTS**. THE PARTIES FURTHER MUTUALLY AGREE THAT WITH RESPECT TO ANY LOSS OR DAMAGE THAT MAY OCCUR TO THE PROPERTY OR IMPROVEMENTS BY REASON OF FIRE, THE ELEMENTS, OR ANY OTHER CAUSE WHICH COULD BE INSURED AGAINST UNDER THE TERMS OF STANDARD FIRE AND EXTENDED COVERAGE INSURANCE POLICIES, REGARDLESS OF THE CAUSE OR ORIGIN, INCLUDING NEGLIGENCE OF THE PARTIES HERETO, THEIR AGENTS, OFFICERS, AND

EMPLOYEES, THE PARTY HERETO CARRYING SUCH INSURANCE AND SUFFERING SAID LOSS, HEREBY RELEASES THE OTHER FROM ANY AND ALL CLAIMS WITH RESPECT TO SUCH LOSS. THE PARTIES FURTHER MUTUALLY AGREE THAT THEIR RESPECTIVE INSURANCE COMPANIES SHALL HAVE NO RIGHT OF SUBROGATION AGAINST THE OTHER PARTY HERETO ON ACCOUNT OF ANY SUCH LOSS AND EACH PARTY AGREES THAT IT WILL REQUEST ITS INSURANCE CARRIER TO INCLUDE IN ITS POLICIES SUCH A CLAUSE OR ENDORSEMENT. IF BUYER RECEIVES ANY CONSIDERATION FROM A THIRD PARTY, INCLUDING, BUT NOT LIMITED TO, AN ASSIGNEE OR SUBROGEE, IN SETTLEMENT OR PAYMENT FOR ANY DISPUTE, BUYER SHALL INDEMNIFY BUILDER FOR ANY CLAIMS ASSERTED AGAINST BUILDER BY SUCH THIRD PARTY, REGARDLESS OF ANY ALLEGATION OF BUILDER'S NEGLIGENCE, STRICT LIABILITY, BREACH OF AGREEMENT, BREACH OF WARRANTY OR VIOLATIONS OF THE STATES DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT. NOTHING CONTAINED IN THIS PARAGRAPH SHALL BE DEEMED TO MODIFY OR OTHERWISE AFFECT RELEASES OF EITHER PARTY FROM LIABILITY FOR CLAIMS ELSEWHERE HEREIN CONTAINED.

P. WARRANTY REQUEST - Buyer and Builder acknowledge and agree that a request for warranty performance shall not be construed as a notice of construction defect under applicable State law, and that any notice shall be separately sent to Builder in the manner required by applicable State law.

Q. ATTORNEY FEES - The prevailing party in any arbitration or legal proceedings brought under or with relation to this Agreement may be entitled to recover from the non-prevailing party all costs of such proceeding and reasonable attorney's fees.

18. Representations and Warranties of Buyer. Buyer represents and warrants to Builder on and as of the date of this Agreement and on and as of the Closing as set forth in this Section 18.

a. This Agreement has been duly and validly executed and delivered by Buyer to Builder and constitutes a legal, valid, and binding agreement of Buyer, enforceable against Builder in accordance with its terms.

b. No consent, approval or other action by any other party or entity will be needed to authorize Buyer's execution and performance of this Agreement. None of the execution and delivery of this Agreement by Buyer, the consummation by Buyer of the transaction contemplated herein or compliance by Buyer with any of the provisions hereof will: (i) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right to termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer is a party or by which Buyer may be bound; or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer.

c. There are no actions, lawsuits, litigation, or proceedings pending or threatened in any court or before any governmental or regulatory agency that affect Buyer's power or authority to enter into or perform this Agreement. There are no judgments, orders, or decrees of any kind against Buyer unpaid or unsatisfied of record, or, to the best of Buyer's knowledge, threatened against Buyer, which would have any material adverse effect on the business or assets or the condition, financial or otherwise, of Buyer or the ability of Buyer to consummate the transactions contemplated by this Agreement.

d. Except as provided in this Agreement and to the extent set out in the Express Limited Warranty, Buyer is acquiring the Property on an "AS IS, WHERE IS" basis, without any representation or warranty of any kind or nature whatsoever, express or implied, and Buyer acknowledges that no such representations or warranties have been made except as set forth in writing herein. In deciding whether to acquire the Property, Buyer is relying solely on Buyer's investigation of the Property.
e. Buyer is not, and will not become, a person or entity with whom United States persons or entities are restricted or prohibited from doing business under regulations of OFAC (including those named on OFAC's specially designated and blocked persons list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.
f. These representations shall survive the Closing.

19. **INDEMNIFICATION.** From and after the Closing, Buyer and its successors, assigns, affiliates, and subsidiaries, and all of their respective officers, directors, shareholders, members, managers, employees, and agents (collectively, the "Buyer Parties"), will indemnify, defend, and hold harmless Builder and its successors, assigns, affiliates and subsidiaries, and all of their respective officers, directors, shareholders, members, managers, employees, and agents (collectively, the "Builder Parties"), for, from and against any and all losses, claims, demands, actions, suits, arbitrations, proceeding, investigations, judgments, and settlements (collectively, "Actions") and any and all damages, penalties, liabilities, obligations, payments, costs, and expenses (including, without limitation, the costs and expenses of any and all Actions relating thereto and reasonable attorneys' fees actually incurred in connection therewith) (collectively, "Indemnifiable Losses") suffered or incurred by Builder in any way connected with, arising out of, or relating to: (i) Buyer's or Buyer's affiliate's ownership, use, or occupancy of the Property after the Closing including, without limitation, any liability arising under any lease, loan, or other agreement, and (ii) Buyer's breach or violation of or Buyer's failure to perform or satisfy any of the representations, warranties, or covenants made by Buyer in this Agreement. This section shall survive the Closing.

20. **AGREEMENT OF PARTIES:** This Agreement, along with the Construction Documents and any Change Orders of Necessity, constitutes the entire agreement between Buyer and Builder and **no oral or written statements made at or prior to the execution of this Agreement shall be binding upon Buyer or Builder**. Exhibits and addenda which are part of this Agreement are:

- Addendum/Endorsement to Agreement of Sale
- Financing Addendum (TAB B-3)
- Buyer's Home Sale Addendum

BUYER REPRESENTS THAT BUYER HAS READ AND UNDERSTANDS THIS AGREEMENT, INCLUDING THE AGREEMENT FOR ALTERNATIVE DISPUTE RESOLUTION OF DISPUTES RELATED TO THIS AGREEMENT. BUYER ALSO REPRESENTS THAT NO VERBAL STATEMENT, PROMISE OR CONDITION NOT SPECIFICALLY

SET FORTH IN THIS AGREEMENT OR ANY ATTACHMENTS ARE BEING RELIED UPON BY BUYER. BUYER ACKNOWLEDGES THAT THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, BY BUILDER, ITS EMPLOYEES, OWNERS, SHAREHOLDERS, OFFICERS, DIRECTORS OR AGENTS EXCEPT THOSE CONTAINED IN THIS AGREEMENT. THIS AGREEMENT CANNOT BE MODIFIED OR AMENDED EXCEPT BY WRITTEN AGREEMENT SIGNED BY THE PARTIES. IF ANY COURT OR ARBITRATOR DECLARES ANY PROVISION OF THIS AGREEMENT TO BE VOID AND UNENFORCEABLE, THEN ONLY THAT PROVISION SHALL BE UNENFORCEABLE, WITH THE REMAINDER OF THE AGREEMENT REMAINING VALID AND ENFORCEABLE. BUYER ACKNOWLEDGES THAT BUILDER IS RELYING ON THESE REPRESENTATIONS AND WOULD NOT ENTER INTO THIS AGREEMENT WITHOUT THIS UNDERSTANDING.

21. **CONSULT YOUR ATTORNEY:** Builders/Real Estate Licensees cannot give legal advice. This is intended to be a legally binding Agreement. READ IT CAREFULLY. If you do not understand the effect of this Agreement, consult your attorney BEFORE signing.
22. **NOTICES:** To the extent not **otherwise** required by law, notices must be in writing and must be delivered by personal delivery, by certified mail, return receipt requested, or by electronic phone facsimile to the location for each party designated below. Notices sent by personal delivery or electronic phone facsimile shall be deemed received on the date sent. Notices sent by certified mail shall be deemed received on the third day after deposit with the carrier.

BUYER(S):	Builder:
Arrived Fund Manager, LLC	Schuber Mitchell Homes, LLC
Address: ,	Address: 2340 S Rangeline Rd Joplin, MO 64804
Phone: Email: acquisitions@arrived.com	Phone: [redacted] Fax: [redacted]

Either party may change the location for notice upon written notice, delivered as described above.

23. **EXECUTION BY BUILDER:** This Agreement shall not be binding upon Builder until accepted and executed by one of its duly authorized officers or sales representatives. No other employee or agent is authorized to enter into any contract for construction of the Improvements and sale of the Property on behalf of Builder.
24. **BUSINESS DAYS.** Whenever any action must be taken (including the giving of notices) under this Agreement during a certain time period (or by a particular date) that ends or occurs on a non-business day, then such period (or date) shall be extended until the next succeeding Business Day. As used herein, the term "Business Day" shall mean any day other than a Saturday, a Sunday, or a legal holiday on which national banks are not open for general business in the State of Oklahoma.

25. **SPECIAL PROVISIONS:** Builder to pay Buyer loan costs not to exceed $.

Buyer acknowledges that "Builder to pay Buyer loan costs not to exceed $" is contingent on the home appraising for the Total Sales Price which includes (Builder to pay Buyer loan costs not to exceed $"). In the case the appraisal fails to cover the Total Sales Price, the "Builder to pay Buyer loan costs not to exceed $" could be reduced, leaving Buyer financially responsible for the difference, and/or the possibility of the Closing not being completed.

Buyer hereby authorizes lender(s) and/or appraiser(s) to release any appraisals made of the Property to Builder and agree that Builder may communicate with lender(s) and/or appraiser(s) concerning any valuation or appraisal issues concerning the Property.

26. **NO MERGER:** The terms and conditions contained in this Agreement shall survive the Closing of the sale of the Property and delivery of a deed.
27. **GOVERNING LAW; VENUE. The laws of the State of Oklahoma shall govern the validity, enforcement, and interpretation of this Agreement. Any dispute or cause of action under this Agreement shall be resolved in a court of competent subject matter jurisdiction exclusively in the county in which the Property is located.**
28. **INTEGRATION; MODIFICATION; WAIVER. This Agreement constitutes the complete and final expression of the agreement of the parties relating to the Property, and supersedes all previous Agreements, agreements, and understandings of the parties, either oral or written, relating to the Property. This Agreement cannot be modified, or any of the terms hereof waived, except by an instrument in writing (referring specifically to this Agreement) executed by the party against whom enforcement of the modification or waiver is sought. In addition to the acts recited in this Agreement to be performed by Builder and Buyer, Builder and Buyer agree to perform or cause to be performed at the Closing or after the Closing any and all such further acts as may be reasonably necessary to consummate the transactions contemplated hereby.**
29. **COUNTERPART EXECUTION. This Agreement may be executed in several counterparts, each of which shall be fully effective as an original and all of which together shall constitute one and the same instrument. Electronic or facsimile signatures, such as signatures contained in faxes, pdf files, or similar electronically transmitted documents shall be considered original signatures and shall be fully effective.**
30. ***Reserved.***

SCHUBER MITCHELL HOMES

New Home Purchase Agreement Concerning:
Wynstone S02 1104
known commonly as
10812 S. 274th E. Ave., Coweta, OK 74429

31. EXECUTION

Upon execution of this Agreement, Builder will scan the Agreement in its entirety, creating an electronic file. The executed original will then be shredded. Builder will, upon request, provide an electronic copy to any necessitating party limited to Buyer, Broker and/or Realtor of record, Title Company, or Mortgage Lender. Buyer hereby agrees that a scanned copy is deemed to be an original for all purposes.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION AND A CLASS ACTION ARBITRATION WAIVER WHICH MAY BE ENFORCED BY THE PARTIES.

EXECUTED on 10/21/2025.

BUYER NAME(S):

Signed by:
Jeff Talbert on behalf of Arrived Fund Manager, LLC and/or assigns
97BE5E985A194BE...
Jeff Talbert on behalf of Arrived Fund Manager, LLC and/or assigns — 10/21/2025 **Date**

______________________ **Date**

BUILDER:

DocuSigned by:
Will Metzger
E9C6B9ACE6354E5...
Schuber Mitchell Homes, LLC — 10/21/2025 **Date**

Builder Address: 2340 S Rangeline Rd
Joplin, MO 64804

APPROVER:

DocuSigned by:
Shawn Giddens
D6039D02A7FF4F1...
Schuber Mitchell Homes, LLC — 10/21/2025 **Date**

Initials: Buyer(s) Initial JT ______ Builder DS WM

SCHUBER MITCHELL HOMES

New Home Purchase Agreement Concerning:
Wynstone S02 1104
known commonly as
10812 S. 274th E. Ave., Coweta, OK 74429

EXECUTED on 10/21/2025.

BUYER NAME(S)

Signed by:
Jeff Talbert on behalf of Arrived Fund Manager, LLC and/or assigns
97BE5E985A194BE...
Jeff Talbert on behalf of Arrived Fund Manager, LLC and/or assigns

BUILDER:

DocuSigned by:
E9C6B9AGE6354E5...
Schuber Mitchell Homes, LLC

BUYER AGENT:

Signed by:
Susanne Flynn
D8E8DFBD396C467...
Susanne Flynn 206067

LISTING AGENT:

Shawn Giddens
Oklahoma: 209271

BUYER AGENT FIRM:

Flynn Realty 206065

LISTING FIRM:

Keller Williams Elevate
Oklahoma: 203692

New Home Purchase Agreement Concerning:
Wynstone S02 1104
known commonly as
10812 S. 274th E. Ave., Coweta, OK 74429

DEED RESTRICTIONS ACKNOWLEDGEMENT

Buyer acknowledges having received a copy of the Deed Restrictions (the "Deed Restrictions" or "Dedication Deed & Restrictions") for the community in which the property is located, and acknowledges understanding that:

1) The Deed Restrictions specify certain activities which are prohibited, restricted, or limited in said community;
2) Matters affected by the Deed Restrictions include, but are not limited to: size of homes and outbuildings; materials used in construction of homes, garages, outbuildings and fences; location of fences; and requirements regarding garbage removal, offensive activities, animals, signs, antennas, weed control, mining operations, and vehicle and boat parking/storage.

BUYER NAME(S)

Signed by:
Jeff Talbert on behalf of Arrived Fund Manager, LLC and/or assigns
97BF5E985A194BE...
Jeff Talbert on behalf of Arrived Fund Manager, LLC and/or assigns

10/21/2025
Date

Date

SCHUBER MITCHELL HOMES

New Home Purchase Agreement Concerning:
Wynstone S02 1104
known commonly as
10812 S. 274th E. Ave., Coweta, OK 74429

Construction Deposit Schedule

CONCERNING THE PROPERTY AT
Wynstone S02 1104 known commonly as 10812 S. 274th E. Ave., Coweta, OK 74429

The Construction Deposit will be paid according to this schedule:

$1,000.00 upon execution of the Agreement.
Remainder upon the Closing.

CONSTRUCTION DEPOSIT RECEIPT

Receipt of $1,000.00 Construction Deposit in the form of CHECK(S) is acknowledged and accepted subject to the terms of the Agreement.

By: ______________________________

Total Construction Deposit Requested: $1,000.00

BUYER(S):

Signed by:
Jeff Talbert on behalf of Arrived Fund Manager, LLC and/or assigns
97BF5E985A194BE...
Jeff Talbert on behalf of Arrived Fund Manager, LLC and/or assigns

10/21/2025
Date

____

Date

This Payment Schedule pertains to the Construction Deposit only and does not reflect any other costs associated with Closing. There are other costs associated with Closing and you should consult your financial lender in order to fully understand these financial requirements. Any payment due dates listed are subject to change based on the Builder's estimated completion of the home. Any change in the date of completion of your home may cause any above dates to adjust.

SCHUBER MITCHELL HOMES

New Home Purchase Agreement Concerning:
Wynstone S02 1104
known commonly as
10812 S. 274th E. Ave., Coweta, OK 74429

Exhibit A
Legal description of the Property

[insert legal description]

SCHUBER MITCHELL HOMES

New Home Purchase Agreement Concerning:
Wynstone S02 1104
known commonly as
10812 S. 274th E. Ave., Coweta, OK 74429

Exhibit B

Express Limited Warranty

[see attached]